Exhibit 2(a)

FIRST AMENDMENT TO ASSET SALE AGREEMENT

THIS FIRST AMENDMENT (the “Amendment”), dated January 31, 2013, to that certain Asset Sale Agreement, dated as of December 5, 2012 (the “Agreement”), by and between HARRIS CORPORATION, a Delaware corporation (the “Company”), on behalf of itself, the other asset sellers set forth on Schedule A thereto (collectively, the “Asset Sellers”), and the other stock sellers set forth on Schedule A thereto (collectively, the “Stock Sellers”; and collectively with the Asset Sellers, the “Sellers”), on the one hand, and HBC SOLUTIONS, INC. (formerly known as Gores Broadcast Solutions, Inc.), a Delaware corporation (the “Buyer”). Except as otherwise set forth herein, capitalized terms used herein have the meanings set forth in the Agreement.

WHEREAS, the Agreement provides, among other things, for a transfer of assets and employees from one or more of the Sellers to the Buyer or one or more of its Affiliates under the terms of a Business Transfer Agreement (“UK BTA”) between Harris Systems Limited and HB Communications (UK) Limited (“UK Buyer”);

WHEREAS, the Company and the Buyer agree that the sale and purchase of the Transferred Assets that constitute the UK Asset Class is intended to constitute a relevant transfer for the purposes of the TUPE Regulations and, accordingly, the Company and the Buyer have agreed to cooperate regarding the information and consultation requirements of the TUPE Regulations;

WHEREAS, pursuant to its obligations under the TUPE Regulations, the Company commenced an information and consultation process with the representatives of the UK Employees and held a first meeting with employee representatives of the UK Employees on January 9, 2013 (i) so that the process under the TUPE Regulations would commence long enough before the applicable Closing Date to allow for an appropriate and meaningful information and consultation process to take place prior to the UK Employees transferring to the UK Buyer on the applicable Closing Date and (ii) with the expectation that the information and consultation process would conclude no earlier than the end of February 2013;

WHEREAS, the Buyer desires that the Closing applicable to the UK Asset Class be included in the Initial Closing and consequently for the information and consultation process being conducted by the UK Asset Seller to be concluded prior to such date;

WHEREAS, the Company and the Buyer acknowledge that efforts to facilitate the timeframe desired by the Buyer could create additional risk to the Company and its Affiliates, and accordingly the parties have agreed to the provisions hereof to provide the Company and its Affiliates with appropriate protection against any such increased risk; and

WHEREAS, the parties hereto desire to modify and amend the Agreement in respect of the foregoing and as hereinafter set forth to address certain matters relating to the Business, the Agreement and the transactions contemplated thereby, pursuant to Section 13.8 thereof.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1

THE AMENDMENTS

1.1 UK TUPE Matters.

(a) Section 6.1(m)(vi) of the Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

(vi) The Buyer and the Sellers shall cooperate regarding the information and consultation requirements of the TUPE Regulations, and the Sellers shall use commercially reasonable efforts to procure (A) that the Buyer and its Affiliates shall be permitted to attend meetings and issue communications to the representatives of the UK Employees or, with the agreement of the representatives of the UK Employees, the UK Employees and (B) that the UK information and consultation process is as full and fair (as both terms are understood for the purposes of the TUPE Regulations) as is reasonably practicable, taking account of the fact that (I) the Buyer desires that the TUPE information and consultation process conclude on or before the Initial Closing and (II) it is the Buyer’s responsibility to comply with its obligations in Section 6.1(m)(iii).

(b) The definition of “TUPE Claims” in Section 1.1 of the Agreement is hereby amended by deleting “and (iv) analogous claim by an Other Business Employee or Transferred Employee in any other jurisdiction in which the Transfer Regulations apply.” from the end thereof and inserting the following in lieu thereof:

(iv) claim by a UK Employee, or any representative of the UK Employees, that there has been a failure to comply with the obligations to inform and consult under the TUPE Regulations save where such failure arises solely by reason of any act or omission of the Asset Seller of the UK Asset Class that is in no way attributable to the fact that the Buyer desires that the TUPE information and consultation process conclude on or before the Initial Closing; and (v) analogous claim to any of the foregoing sections (i), (ii) and/or (iii) by an Other Business Employee or Transferred Employee in any other jurisdiction in which the Transfer Regulations apply.

(c) Section 11.1(e) of the Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

(e) (i) any claim arising from any failure by any Asset Seller to comply with its obligations to inform and consult with Transferred Employees in any jurisdiction other than the UK under applicable Transfer Regulations and (ii) any claim by a UK Employee, or representative of the UK Employees, that the Asset Seller of the UK Asset Class has failed to comply with its obligations to inform and consult under the TUPE Regulations that arises solely by reason of any act or omission of the Asset Seller of the UK Asset Class that is in no way attributable to the fact that the Buyer desires that the TUPE information and consultation process concludes on or before the Initial Closing; except in each case of the foregoing clauses (i) and (ii), to the extent that such claim arises solely by reason of either (A) a failure by the Buyer or any of its Affiliates to provide details of measures it or its Affiliates anticipate or propose to take (provided always that the relevant Asset Seller has provided the Buyer or its Affiliate with the information it requires to assess what measures it will propose), or (B) any other act or omission of the Buyer or its Affiliates, in relation to any of the Transferred Employees.

ARTICLE 2

GENERAL PROVISIONS

2.1 Rules of Construction. The interpretation and construction provisions contained in Section 1.3 of the Agreement are incorporated herein by reference. For the avoidance of any doubt, all references in the Agreement to “this Agreement” will be deemed to be references to the Agreement as amended by this Amendment.

2.2 Effect of Amendment. Except as amended hereby and set forth above, the Agreement will continue in full force and effect.

2.3 Governing Law. The internal laws of the State of New York (without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any other jurisdiction) govern all matters arising out of or relating to this Amendment, including its validity, interpretation, construction, performance and enforcement and any disputes or controversies arising therefrom.

2.4 Counterparts. The parties may execute this Amendment in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Amendment is effective upon delivery of one executed counterpart from each party to the other party. The signatures of all parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

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IN WITNESS WHEREOF, this First Amendment to Asset Sale Agreement has been duly executed by the parties hereto on the day and year first above written.

HARRIS CORPORATION

By:	/s/ Gary L. McArthur
Name:	Gary L. McArthur
Title:	Senior Vice President and Chief Financial Officer

HBC SOLUTIONS, INC.

By:	/s/ Steven G. Eisner
Name:	Steven G. Eisner
Title:	President and Secretary